NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release October 25, 2007

513-852-7085 (office) or 513-382-7615 (cell)

FEDERAL HOME LOAN BANK OF CINCINNATI
ANNOUNCES RESULTS OF DIRECTOR ELECTIONS

Cincinnati, OH (October 25, 2007) – The Federal Home Loan Bank of Cincinnati’s board of directors announced the results of the FHLBank’s 2007 director elections. A new director was elected from Ohio, and the board reappointed two Tennessee directors who stood for election without opposition. Each director will serve a three-year term beginning January 1, 2008.

Elected from Ohio was James R. DeRoberts, chairman of The Arlington Bank, a $191 million-asset financial institution based in Upper Arlington, Ohio. In addition to his position at Arlington Bank, Mr. DeRoberts is a partner in Gardiner Allen DeRoberts Insurance LLC, an independent insurance agency in Columbus, Ohio. He is also currently director of the Upper Arlington Education Foundation, and Central Ohio Chairman for Miami University’s For Love and Honor capital campaign. Mr. DeRoberts is a graduate of Miami University in Oxford, Ohio. He and wife Shelly have three children, Andrew, Abigail and Allison.

He will succeed James R. Powell, chairman and CEO, Liberty Savings Bank, FSB, Wilmington, Ohio, who is completing his third three-year term on the board, the maximum currently allowed by federal regulations.

In Tennessee, William Y. Carroll, Sr., chairman of SmartBank, Pigeon Forge, Tennessee, returns for his third term on the board, and R. Stan Puckett, chairman and CEO, GreenBank, Greeneville, Tennessee, returns for his second term. Mr. Carroll and Mr. Puckett were unopposed for re-election, and were declared directors-elect by the board in accordance with federal rules governing the election of Federal Home Loan Bank directors.

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Mr. Carroll brings more than 40 years of banking experience to the FHLBank board. He helped organize SmartBank in 2006 with his son Billy, who is president. He was previously chairman of Citizens National Bank in Sevierville, Tennessee, before retiring in 2005. He is also a member of the University of Tennessee board of trustees, the Thompson Cancer Survival Center Foundation board, the Sevier County Public Library System Foundation board and the Sevierville Rotary Club, and is past president of the Tennessee Bankers Association. On the FHLBank board currently, Mr. Carroll is chairman of the Housing & Community Development Committee, and sits on the Asset/Liability Policy and Personnel Committees. He and his wife Clara live in Kodak, Tennessee.

Mr. Puckett, with a 30-year career in banking, has served as CEO of GreenBank since 1990. A graduate of Bristol University in Bristol, Tennessee, he is also chairman of Ridgeway Insurance Co. in Greeneville, and is a member of the banking advisory board at East Tennessee State University in Johnson City. Mr. Puckett is also past president of the Tennessee Bankers Association. On the FHLBank board currently, Mr. Puckett sits on the Audit, Budget, Credit Policy, and Information Technology Committees. He and his wife Kay live in Greeneville, Tennessee.

The FHLBank is an $83 billion congressionally-chartered wholesale regional bank providing financial services for residential housing and economic development to 738 member financial institutions located in Kentucky, Ohio and Tennessee. It has contributed $258.6 million for the creation of 42,068 units of lower-income housing through its Affordable Housing Program since 1990, and $6.5 million to help 1,006 persons become first-time homebuyers through the American Dream Homeownership Challenge. The FHLBank System includes 12 district Banks, is wholly owned by its 8,100 member institution stockholders and does not use taxpayer dollars.

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This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

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